                 STRUCTURED ADJUSTABLE RATE MORTGAGE LOAN TRUST
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2004-10


                                 TERMS AGREEMENT


                                                  Dated: July 27, 2004


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of July 1, 2004 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation: Series 2004-10.

Terms of the Series 2004-10 Certificates: Structured Adjustable Rate Mortgage Loan, Series 2004-10 Mortgage Pass-Through Certificates, Class 1-A1, Class 1-A2, Class 1-A3, Class 2-A, Class 3-A1 Class 3-A2, Class 3-A3, Class 4-A, Class 4-AX, Class B1, Class B1-X, Class B2, Class B2-X, Class B3, Class B4, Class B5, Class B6, Class P, Class CX and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of four pools of adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class 1-A1, Class 1-A2, Class 1-A3, Class 2-A, Class 3-A1, Class 3-A2, Class 3-A3, Class 4-A, Class 4-AX, Class B1, Class B1-X, Class B2, Class B2-X, Class B3 and Class R (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-115858.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1-A1, Class 1-A2, Class 2-A, Class 3-A1, Class 3-A2, Class 4-A, Class 4-AX and Class R Certificates be rated "AAA" by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), and "Aaa" by Moody's Investors Service, Inc. ("Moody's" and together with S&P, the "Rating Agencies"); the Class 1-A3 and Class 3-A3 be rated "AAA" by S&P; the Class B1 and Class B1-X Certificates be rated "AA" by S&P; the Class B2 and Class B2-X Certificates be rated "A" by S&P and the Class B3 Certificates be rated "BBB" by S&P.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. (the "Underwriter"), and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date: July 1, 2004.

Closing Date: 10:00 A.M., New York time, on or about July 30, 2004. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.


                      [SIGNATURE PAGE IMMEDIATELY FOLLOWS]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                               LEHMAN BROTHERS INC.


                                               By: ___________________________
                                                   Name:  Stanley P. Labanowski
                                                   Title: Senior Vice President
Accepted:

STRUCTURED ASSET SECURITIES
CORPORATION


By: _____________________________
    Name:  Michael C. Hitzmann
    Title: Vice President

                                   Schedule 1

                  Initial Certificate
                       Principal                   Certificate                Purchase Price
Class                  Amount(1)                  Interest Rate                 Percentage
-----                  ---------                  -------------                 ----------
 1-A1                 $25,000,000                 Adjustable(2)                    100%
 1-A2                $428,949,000                 Adjustable(2)                    100%
 1-A3                  $8,597,000                 Adjustable(2)                    100%
 2-A                 $437,203,000                 Adjustable(2)                    100%
 3-A1                $285,860,000                 Adjustable(2)                    100%
 3-A2                $330,000,000                 Adjustable(2)                    100%
 3-A3                  $8,580,000                 Adjustable(2)                    100%
 4-A                 $113,114,000                   5.03%(3)                       100%
 4-AX                  $5,834,641                   5.03%(4)                       100%
 B-1                  $62,097,000               Adjustable(5)(6)                   100%
 B1-X                 $62,097,000               Adjustable(2)(4)                   100%
 B-2                  $17,490,000               Adjustable(5)(6)                   100%
 B2-X                 $17,490,000               Adjustable(2)(4)                   100%
 B-3                  $10,494,000                 Adjustable(2)                    100%
  R                                               Adjustable(2)                    100%

---------
(1)  These balances are approximate, as described in the prospectus supplement.
(2) These certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.
(3) The Class 4-A Certificates will bear interest based in the interest rate specified above until the distribution date in June 2011, subject to adjustment as described in the prospectus supplement. Beginning with the distribution date in July 2011, the Class 4-A Certificates will bear interest at the Net WAC for pool 4 as described in the prospectus supplement.
(4) The Class 4-AX, Class B1-X and Class B-2X Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their respective notional amounts, as described in the prospectus supplement. After the distribution date in June 2011, the Class 4-AX Certificates will no longer be entitled to receive distributions of any kind.
(5) The Class B1 and Class B2 Certificates will accrue interest with respect to each distribution date at a per annum rate equal to LIBOR plus 0.70% and LIBOR plus 1.20%, respectively, subject to the LIBOR available funds cap as described in the prospectus supplement. The Class B1 and Class B2 Certificates will each have the benefit of an interest rate cap agreement beginning with the distribution date in September 2004 through the distribution date in July 2009 that is intended to partially mitigate the interest rate risk that could result from the difference between the interest rates on such certificates and the LIBOR available funds cap, as described in the prospectus supplement.
(6) The trustee, on behalf of the trust fund, will enter into two interest rate cap agreements for the benefit of the Class B1, Class B2 and Class CX Certificates.